a21 Acquires Ingram Publishing Limited

New Subscription Offering, Solid Royalty-Free Brand and European Presence Are Keys to Purchase

Jacksonville, FL - October 12, 2005 - a21, Inc. ("a21") (OTCBB: ATWO), a leading online digital content marketplace for creative professionals, today announced it has acquired Ingram Publishing Limited, a UK-based provider of subscription, CD and individual Royalty-Free images as well as vector graphics and fonts, vehicle outline templates, and print price guides for the worldwide graphics design, printing, sign-making, advertising and publishing communities. a21 projects this acquisition to be accretive to its earnings and cash flow.

Ingram, founded in 1988, is a global publisher and distributor of Royalty-Free visual content. Its growing archive, with over 100,000 images, ranges from a just-launched subscription offering (www.ingramstock.com) to single images and CD-ROMs that contain a library of high-quality digital images based on multiple themes. The company's operations are based in Tattenhall, Cheshire, UK and its products are sold both directly to end users and through a wide network of distributors.

"We believe that Ingram Publishing has built a valuable portfolio of customers, photographers, distributors, and products within the UK and other European markets - one that we expect to be highly complementary to our SuperStock subsidiary," said Thomas V. Butta, a21 Vice-Chairman and President. "In particular, we are very excited about the launch of IngramStock.com and the opportunity it provides to expand SuperStock's offerings to include an innovative subscription product with multi-language and multi-currency capabilities. In addition, we believe that Ingram's outstanding management team should enhance our worldwide operations."

Louis Ingram added, "SuperStock provides us with an excellent opportunity to cross-leverage our products, customers and distribution channels with theirs, and a platform upon which we can work on building a global competitor." Ingram founders and principals Louis Ingram, John Bohill and Cathal Sheehy have all accepted positions within the company's UK operations.

About a21/SuperStock
a21 (http://www.a21group.com) is a leading digital content marketplace for the professional creative community. Through SuperStock (http://www.superstock.com), a21 delivers high quality images and exceptional customer service. Together a21 and SuperStock provide a whole new level of image access to photographers, artists, photography agencies and other customers, offering a valuable and viable choice in the stock image industry.

Media Contact                                   Investor Relations Contact
Joe Gavaghan                                    Ed Lewis
617.283.4936                                    212.732.4300
joegavaghan@a21group.com                        elewis@ceocast.com

The statements contained in this press release contain certain forward-looking statements, including statements regarding a21, Inc.'s expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as of the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc.'s management.